(d)(12)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA PARTNERS, INC.

OPERATING EXPENSE LIMITS

Name of Fund1	Maximum Operating Expense Limit
	(as a percentage of average net assets)
			Classes

	Adviser	Initial	R6	Service	Service 2

Voya Solution 2025 Portfolio2,3	1.28%	0.78%	N/A	1.03%	1.18%
Voya Solution 2030 Portfolio2,3	1.29%	0.79%	N/A	1.04%	1.19%

Voya Solution 2035 Portfolio2,3	1.33%	0.83%	N/A	1.08%	1.23%

Voya Solution 2040 Portfolio2,3	1.33%	0.83%	N/A	1.08%	1.23%
Voya Solution 2045 Portfolio2,3	1.36%	0.86%	N/A	1.11%	1.26%

Voya Solution 2050 Portfolio2,3	1.36%	0.86%	N/A	1.11%	1.26%

Voya Solution 2055 Portfolio2,3	1.36%	0.86%	N/A	1.11%	1.26%
Voya Solution 2060 Portfolio2	1.37%	0.87%	N/A	1.12%	1.27%

Voya Solution 2065 Portfolio2	1.37%	0.87%	N/A	1.12%	1.27%

Voya Solution 2070 Portfolio2	1.37%	0.87%	N/A	1.12%	1.27%
Initial Term Expires May 1, 2026

Voya Solution Aggressive Portfolio2	1.27%	0.77%	0.77%	1.02%	1.17%
Term Expires May 1, 2026

Voya Solution Balanced Portfolio2,3	1.25%	0.75%	0.75%	1.00%	1.15%
Term Expires May 1, 2026

Voya Solution Conservative Portfolio2,3	1.16%	0.66%	0.66%	0.91%	1.06%
Term Expires May 1, 2026

Voya Solution Income Portfolio	1.18%	0.68%	N/A	0.93%	1.08%

	1
Name of Fund1	Maximum Operating Expense Limit
(as a percentage of average net assets)
Classes

	Adviser	Initial	R6	Service	Service 2

Voya Solution Moderately Aggressive	1.38%	0.88%	0.88%	1.13%	1.28%
Portfolio2,3
Effective Date:	May 1, 2025 to reflect the addition of Voya Solution 2070 Portfolio.

_____________________

1This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

2The maximum operating expense limit includes the acquired fund fees and expenses.

3The expense limits will remain in effect five years after the shareholder approval of the bifurcated advisory fees; May 1, 2018.

2